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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-24789) pertaining to the 1994 Incentive and Non-Statutory Stock Option Plan, the 1995 Stock Plan and the Employee Stock Purchase Plan of First Virtual Holdings Incorporated and in the Registration Statement (Form S-3 No. 333-42855) of First Virtual Holdings Incorporated and the related Prospectus of our report dated January 16, 1998, except for the first paragraph of Note 6 and Note 10, for which the date is March 20, 1998, including in the Annual Report on Form 10-K of First Virtual Holdings Incorporated for the year ended December 31, 1997, with respect to the financial statements, as amended, included in this Form 10-K/A.


                                                   ERNST & YOUNG LLP
San Diego, California
November 3, 1998